Exhibit 10.23

[ZP LETTERHEAD]

January 16, 2014

Dr. Peter Daddona

Re:	Amendment No. 2 to Employment Agreement

Dear Pete:

This letter agreement (this “Amendment No. 2”) amends certain provisions of your employment letter agreement with Zosano Pharma, Inc., a Delaware corporation (the “Company”), and ZP Holdings, Inc., a Delaware corporation and the Company’s parent (“Parent”), dated May 11, 2012 (the “Original Agreement”), as amended by the letter agreement dated January 6, 2014 among you, the Company and Parent (“Amendment No. 1” and together with the Original Agreement, the “Employment Agreement”).

Pursuant to Section 1 (Level of Effort) of Amendment No. 1, you, the Company and Parent agreed (i) that effective as of January 6, 2014 you would be employed by the Company on a part-time basis and work approximately a half-time schedule, with a base salary of $167,375, two weeks (ten business days) of paid vacation each year, and your benefits as described in Sections 2(b), (c), (d) and (f) of the Original Agreement remaining unchanged, and (ii) that any termination of your employment would be treated as a voluntary termination of employment by you, and would not be deemed a termination by the Company without Cause or a termination by you for Good Reason, for purposes of Section 5(d) of the Original Agreement. Notwithstanding the foregoing, you and the Company now desire that your committed level of effort revert to full-time. Therefore, effective as of January 16, 2014, you will be employed by the Company on a full-time basis (in accordance with Section 1 of the Original Agreement) as its Chief Scientific Officer and Executive Vice President Research & Development, your annual base salary will be $334,745, and you will be entitled to four weeks (twenty business days) of paid vacation per year in accordance with Section 2(e) of the Original Agreement. Your benefits as described in Sections 2(b), (c), (d) and (f) of the Original Agreement will remain unchanged. In addition, the Employment Agreement is hereby amended by deleting the last two sentences of Section 1 (Level of Effort) of Amendment No. 1 in their entirety. As such, a termination of your employment in the future may be treated as a voluntary termination of employment by you, as a termination by you for Good Reason, as a termination by the Company for Cause, or as a termination by the Company other than for Cause, as the case may be.

Except as expressly amended by this Amendment No. 2, the Employment Agreement (including, without limitation, the definition of “Change in Control” as set forth in Section 2 of Amendment No. 1) remains in full force and effect and otherwise unchanged. The Employment Agreement shall, together with this Amendment No. 2, be read and construed as a single document. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Amendment No. 2 shall be governed and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.

Please indicate your agreement to this Amendment No. 2 by signing below and returning a copy of this letter to the Company at your earliest convenience.

Very truly yours,

ZOSANO PHARMA, INC.

By:	/s/ Vikram Lamba
	Name:	Vikram Lamba
	Title:	President and CEO

ZP HOLDINGS, INC.

By:	/s/ Vikram Lamba
	Name:	Vikram Lamba
	Title:	President and CEO

Acknowledged and agreed by:

/s/ Peter Daddona
Peter Daddona

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